Exhibit 10.1

AGREEMENT ON COOPERATION

Contracting parties:

RETROMEDYA (Retro Medya Interaktif Teknolojileri A.Ş.)

registered office: Cyberpark Bilkent 5. Cadde. No:4 Bilkent Ankara represented by: Mr. Işik Uman

IN for VAT:

registered in: ISTANBUL/TURKEY

(hereinafter only RETROMEDYA)

and

VRINGO, INC.

registered office: 18 E 16th Street, New York, NY 10003

represented by: Steven Glanz

IN for VAT:

registered in: Delaware, United States

(hereinafter only PARTNER)

I.

Scope of Agreement

1.	The agreement aims at determination of rights and obligations of both parties at preparation and realization of below specified cooperation in the extent and manner specified herein.

2.	RETROMEDYA will build a co-branded product in Turkey for Turkish customer with PARTNER from a globally PARTNER owned service on the basis of Turkish GSM operator’s standard SMS tariff. RETROMEDYA will provide gateway and marketing support for this co-branded product specified in the appendix A of the agreement and with share in revenue ensuing from operation of the service. PARTNER will provide web hosting services of the project for Turkish consumers and hosting for the downloadable content (application) for this service(s) that is described in the appendix A.

3.	The cooperation is to be realized in providing payment gateway in all of the GSM operators as well as marketing and sales activities in Turkey by RETROMEDYA as a price for the Service specified in the appendix A provided by PARTNER which will be downloaded to consumer’s mobile phones, PDA’s or any sim card oriented device from PARTNER’s platform for multi-player game playing and also web hosting of this operation for Turkish consumers.

II.

Rights and Obligations of PARTNER

1.	PARTNER undertakes to realize Premium SMS service’s content (application) with professional care, adhering to procedure given in the Appendix A hereof in operating the Premium SMS service.

2.	PARTNER undertakes to notify RETROMEDYA forthwith of any new service that is planned to be launched on this platform in Turkey at least 10 days before scheduled commencement. All items given in the protocol must be completed in the information sent by PARTNER . PARTNER is not authorized to launch a new service/any new content/part or application of the service under this platform in Turkey without previous written permission granted by RETROMEDYA’s. Breach of obligations mentioned in this section is considered as substantial breach of the agreement on the side of PARTNER , making RETROMEDYA entitled to void the agreement.

3.	In the case of occurrence of defects (functionality failures) in an application or PARTNER’s system, preventing from proper provision of the service in a way agreed herein, PARTNER undertakes to repair defects at its own expenses as soon as possible after respective notification given by RETROMEDYA, but within 12 hours from provable notification of the failure at the latest. This holds for handsets supported by PARTNER.

4.	PARTNER undertakes to assure functionality and technical quality of provided web service and downloadable content (application), which are defined by:

a)	“uptime” parameter at the level of 99%. In practice it means PARTNER warrants that cumulative time of non-scheduled outages shall be lower than 8 hours per month.

b)	“response time” parameter, i.e. by response time of PARTNER’s system, which is acceptable for SMS interface to 10 seconds. Response time over 10 seconds is considered as system’s failure.

5.	PARTNER undertakes to provide content that is consistent both with legal regulations of the Turkish Regulations as well as good demeanour. PARTNER is mainly prohibited from offering, selling, distributing or making publicly or otherwise accessible a content of pornographic or gambling nature in Turkey. In the case of content with adult entertainment or gambling, PARTNER is obliged to assure the content is not accessible for persons under 18, it is duly marked in accordance with relevant legal regulations and accompanied by clear and comprehensible information on obligations connected with acquisition of such content. PARTNER undertakes to fully reimburse RETROMEDYA in the case of any claims raised by third parties with respect to RETROMEDYA on the basis of breach of their rights to intellectual property, occurred in connection with provisions of services according to the agreement.

6.	PARTNER shall work exclusively with RETROMEDYA for the Turkey operation of this service that is specified in the Appendix A. This exclusivity stands for the scope of this agreement only. This clause does not effect and does hot have any obligation for PARTNER as PARTNER’s other cooperations, project or agreements with other third parties than RETROMEDYA.

7.	PARTNER shall design and reconstruct the website and application for the Turkish consumers with the input and comments of RETROMEDYA for the service that is specified in the Appendix A.

8.	PARTNER shall not use the MSISDN numbers that acquired from this operation/service that is specified in the Appendix(s) of this agreement for promoting any of it’s services that executed in Turkey or in any other countries either with a third party operated or operated by itself. This clause is applicable only within the valid period of this agreement and it’s appendix(es).

III.

Rights and Obligations of RETROMEDYA

1.	RETROMEDYA undertakes to realize with professional care in operating on the basis of Turkish GSM operator’s standart SMS tariff. RETROMEDYA shall make all the application and arrangements for the approval for the Turkish GSM operators of the service that is specified in Appendix A.

2.	RETROMEDYA undertakes to assign a service in a shared shortcode. This shortcode is tied with specific biling code. Minimum value amounts RETROMEDYA without VAT, maximum value amounts RETROMEDYA without VAT.

3.	Except of cases of emergency operation, RETROMEDYA undertakes to provide users of mobile phones with continuous access to Premium SMS service and application during all the period of validity of the agreement. If RETROMEDYA company fails to fulfil the obligation, it is obliged to notify PARTNER immediately in writing of occurrence of situation, its causes and duration. Same procedure is to be applied in the case of occurrence of situation of emergency operation.

4.	RETROMEDYA undertakes to assure functionality and technical quality of provided sms service, which are defined by:

b)	“uptime” parameter at the level of 99,5%. In practice it means RETOMEDIA warrants that cumulative time of non-scheduled outages shall be lower than 4 hours per month.

c)	“response time” parameter, i.e. by response time of RETROMEDIA’s system, which is acceptable for SMS interface to 10 seconds. Response time over 10 seconds is considered as system’s failure.

a)	In the case of any obstacle preventing RETROMEDYA from fulfilling its obligations according to the agreement, RETROMEDYA is obliged to notify PARTNER immediately of the fact, contacting PARTNER’s contact person, as given below:

VRINGO INC Contact Person:

Josh Wolff

Josh.wolff@vringo.com

00-972-2-990-2500

RETROMEDYA Contact Details:

Mr. Volkan Sengoz

vsengoz@trend-tech.net

00-90-212-3252116

5.	RETROMEDYA shall work exclusively with PARTNER for the Turkey operation of this service(s) that is (are) specified in the Appendix A. This exclusivity stands for the scope of this agreement only. This clause does not effect and does hot have any obligation for RETROMEDYA regarding PARTNER’s other cooperations, project or agreements with other third parties.

IV.

Copyright

1.	PARTNER declares either content or any its part or related product doesn’t breach third party’s copyright or other rights connected with the content or its parts.

2.	PARTNER undertakes not to provide any content, which is discrepant with legal regulations of the Turkey, within its services (provided through RETROMEDYA).

V.

Price and Payment Conditions

1.	Each new project other than specified in the Appendix A whose realization requires programming co-action of RETROMEDYA, is considered as project out of scope of the agreement and subjects to standard price offering.

2.	RETROMEDYA undertakes to pay to PARTNER a share in revenue arising from provision of SMS application(s) approved in Appendix A of this content.

3.

By 25th day of month following a month, for which the services are invoiced, RETROMEDYA is obliged to provide PARTNER with statistic review of number of processed items with assigned keyword and also downloaded customer content (application) reports. Based on GSM operator’s collection reports PARTNER issues an invoice to RETROMEDYA with maturity of 15 days.

4.	The payment will be remitted by RETROMEDYA in 10 working days.

5.	PARTNER minimum weekly payout from active subscribers is 0,65 YTL and will not be less than 50% of the revenues from the operators. Any raise or accession in the prices of the GSM operators after contract signing date will be automatically reflected to PARTNER’s revenue.

6.	In case of termination, PARTNER will be paid for its services that were provided by PARTNER until the termination date.

VI.

Validity Period of Agreement and Cessation of Agreement

1.	The agreement is made for one year and will automatically be renewed unless announced otherwise by either party one month before expiration date.

2.	The agreement becomes void:

a.	by written treaty of contracting parties

b.	by dissolution of a party without legal successor.

c.	by voidance of any party’s authorisation to execution of business activities that are necessary for fulfillment of the agreement.

d.	repudiation of contract

e.	expiration of notice period

3.	The agreement can be made void by repudiation of the agreement in the case of substantial breach of the agreement by any party. For purposes of the agreement, the substantial breach means the breach of obligations arising from provisions of agreement that is designated as such in the agreement. Moreover, the substantial breach means a case of breach of obligations arising from provisions of agreement, when one contracting party has notified other contracting party of the breach, giving it additional adequate term for removal of found failures, and the other contracting party fails to remove found failures even in the additional adequate term and continues in breaching the contractual obligations specified in the agreement for removal.

4.	Repudiation according to the article becomes efficient on date of delivery of written notice of repudiation of agreement by repudiating party to other party. Repudiating party’s title to potential contractual penalty and to damages remain unaffected.

5.	Either contracting party is authorized to terminate the agreement by written notice of termination delivered to other contracting party for any cause. Notice period lasts 2 months and starts on first day of calendar month following a month, when notice has been delivered to other contracting party. Validity of agreement ceases by expiration of notice period. During notice period contracting parties have to duly follow provisions of the agreement.

6.	For any dispute concludes to a trial regarding to this agreement or it’s parts the court of justice in England is responsible due to international laws.

VII.

Confidentiality Agreement

1.	Contracting parties undertake to keep protected in accordance with provisions of the article all information acquired in realization of subject of the agreement if other contracting party is interested in their confidentiality and secures the confidentiality sufficiently. The obligation of protection is also applied to information that subject to protection of personal data as well as to information designated by either contracting party as confidential.

2.	The contracting parties undertake to protect information contained in the agreement, use them in connection with realization of subject of the agreement only, avoid of misusing the information or making them accessible to third parties. Should either contracting party fail to fulfil above obligation, it shall be responsible for damage incurred by other contracting party due to breach.

3.	Breach of obligation given in the article by either contracting party is deemed substantial breach of agreement committed by the party and constitutes other party’s authorisation to repudiate the agreement.

VIII.

Final Provisions

1.	All changes and amendments can be only made in writing on the basis of treaty of contracting parties. All written changes of, amendments and annexes to the agreement represent inseparable part of the agreement.

2.	The agreement enters into efficiency on date of its signature by both contracting parties.

3.	The agreement is made in two copies, each contracting party shall receive one copy.

4.	The contracting parties declare to have read the agreement and understood its content. Representatives of the contracting parties undersign the agreement to express their free will to conclude the agreement on behalf of the contracting parties.

/s/ Steven Glanz	/s/ Isik Uman
VRINGO INC.	RETROMEDYA INTERAKTIF TEKNOLOJILERI A.Ş.
July 15, 2010	July 15, 2010

Appendix A

This is an Appendix that is only applicable with the agreement on cooperation between VRINGO INC. and RETRO MEDYA INTERAKTIF TEKNOLOJILERI A.Ş. which is valid 01/07/10

1. SERVICE

Service Name:	VRINGO

Service Description:	VRINGO is a video ringtone sharing service
	TURKCELL	VODAFONE	AVEA
Used shortcode:
MO Price:
Weekly MT Price*:
Shared MO:
Shared MT:

*	This is the minimum price that RETROMEDYA is obliged to sell the product for the consumer. Any changes in the price will be discussed and approved by both contracting parties and will be added as a new appendix including the new price before launch date. These Weekly MT Prices will be applicable from launch date to the end of 90 days. After this 90 days contracting parties will decide pricing of the service and will sign a new enclosure with the new prices.

2. REVENUE SHARING TO BE PAID BY RETROMEDYA

(Sms Prices are based on the agreement Appendix date. Any raises will be directly to the passed on revenue sharing prices at the related raise date by RETROMEDYA)

SMS Pricing (YTL)
End User Price	0,266609	0,237500	0,255500
- Private Com. Tax (%25)	0,046610	0,047500	0,044580
- VAT (%18)	0,033559	0,028984 YTL	0,032098 YTL
- Other (Treasury Share etc)	0,028619	0,024152 YTL	0,027422 YTL
Net SMS Price	0,157821 YTL	0,136864 YTL	0,150900 YTL
Revenue Sharing
Gaming	60%	Depends on Monthly Traffic on Aggregate %40 to 500.000 SMS %45 to 750.000 SMS	50%
Logo & Ringtones	55%	%50 to 1.500.000 SMS	50%
Infotainment	50%	%55 to 2.500.000 SMS	50%
Interactive & Voting	50%	%60 to 4.000.000 SMS	50%
Chat & Community	50%	%65 higher traffic	50%
Operator Payout (NET REVENUE TO BE SHARED with RETROMEDYA & PARTNER ) per SMS
Gaming	0,094693	%40 = 0.054746 YTL	0,075450 YTL
Logo & Ringtones	0,086802	%45 = 0.061589 YTL	0,075450 YTL
Infotainement	0,078911	…	0,075450 YTL
Interactive & Voting	0,078911	%65 = 0.088962 YTL	0,075450 YTL
Chat & Community	0,078911		0,075450 YTL
RETROMEDIA REVENUE SHARE	TURKCELL	VODAFONE	AVEA
1 SMS Max (equal or less)	%10 of Operator Payout	%10 of Operator Payout	%10 of Operator Payout
PARTNER REVENUE SHARE	TURKCELL	VODAFONE	AVEA
1 SMS Min (equal or more)	%90 of Operator Payout	%90 of Operator Payout	%90 of Operator Payout

3. FEES TO BE PAID BY VRINGO INC. (PARTNER )

Monthly Minimum Guarantee: 1000 USD (Minimum guarantee must be paid by PARTNER if the monthly reported revenue of the RETROMEDIA is below this price. If the revenue share of RETROMEDIA is over the minimum guarantee RETROMEDIA collects the revenue share only)

One time setup fee: 5000 USD. (For the setup and successful implementation of services that described in this appendix only. Any other scenario, service additions shall be priced individually. This setup fee will be invoiced by RETRO MEDIA at the sign date of this agreement and must be paid within 7 days by PARTNER)

(PARTNER MUST CHOOSE ONE OF THE CHOICES BELOW)

Shared number (shortcode) fee: PARTNER will pay 250 USD for the shared number fee of XXXX (Provided by RETROMEDIA in all 3 GSM operators of Turkey) monthly basis. This shared shortcode fee will be invoiced by RETRO MEDIA at every month and must be paid within 7 days of the invoice date by PARTNER)

Dedicated number (shortcode) fee: PARTNER will pay 450 USD for the shared number fee of XXXX (Provided by RETROMEDIA in all 3 GSM operators of Turkey) monthly basis. This shared shortcode fee will be invoiced by RETRO MEDIA at every month and must be paid within 7 days of the invoice date by PARTNER)